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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  1   )*
                                             ------

                                Equity Inns, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    294703103
                              --------------------
                                 (CUSIP Number)


             December 31, 1998 - Amendment pursuant to Rule 13d-2(b)
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------------             ------------------------------------

CUSIP NO. 294703103                 13G        Page    1     of    3    Pages
                                                    --------    -------
-------------------------------             ------------------------------------

--------------------------------------------------------------------------------
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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Boston Partners Asset Management, L.P.

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY
           EACH                      756,604 shares
        REPORTING           ----------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     -0- shares
                            ----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     756,604 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          756,604 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [ ]
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IA

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 294703103                 13G        Page     2     of    3     Pages
                                                    ---------    --------
-------------------------------             ------------------------------------

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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Boston Partners, Inc.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY
           EACH                      756,604 shares
        REPORTING           ----------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     -0- shares
                            ----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     756,604 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          756,604 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [ ]
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 294703103                 13G       Page    3     of    3     Pages
                                                   --------    --------
-------------------------------             ------------------------------------

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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Desmond John Heathwood

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

         NUMBER OF                   -0- shares
           SHARES           ----------------------------------------------------
        BENEFICIALLY           6     SHARED VOTING POWER
          OWNED BY
            EACH                     756,604 shares
         REPORTING          ----------------------------------------------------
           PERSON              7     SOLE DISPOSITIVE POWER
            WITH
                                     -0- shares
                            ----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     756,604 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          756,604 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [ ]
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:  Equity Inns, Inc. (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  4735 Spottswood, Suite 102, Memphis, TN  38117

Item 2(a).        Names of Persons Filing:  Boston Partners Asset
                  Management, L.P. ("BPAM"), Boston Partners, Inc. ("Boston Partners"), and Desmond John Heathwood. BPAM, Boston Partners, and Mr. Heathwood are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None,
                  Residence: The address of the principal business office of BPAM, Boston Partners, and Mr. Heathwood is 28 State Street, 20th Floor, Boston, MA 02109.

Item 2(c).        Citizenship:  BPAM is a Delaware limited partnership.
                  Boston Partners is a Delaware corporation.
                  Mr. Heathwood is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value ("Common Stock").

Item 2(e).        CUSIP Number:  294703103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                           (a)      [ ]  Broker or dealer registered under
                                         section 15 of the Act (15 U.S.C. 78o).

                           (b)      [ ]  Bank as defined in section 3(a)(6) of
                                         the Act (15 U.S.C. 78c).

                           (c)      [ ]  Insurance company as defined in section
                                         3(a)(19) of the Act (15 U.S.C. 78c).

                           (d)      [ ]  Investment company registered
                                         under section 8 of the Investment
                                         Company Act of 1940 (15 U.S.C.
                                         80a-8).

                           (e)      [X]  An investment adviser in accordance
                                         with Rule 13d-1(b)(1)(ii)(E);

                           (f)      [ ]  An employee benefit plan or
                                         endowment fund in accordance with
                                         Rule 13d-1(b)(1)(ii)(F);

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                           (g)      [ ]  A parent holding company or
                                         control person in accordance with
                                         Rule 13d-1(b)(1)(ii)(G);

                           (h)      [ ]  A savings association as defined
                                         in section 3(b) of the Federal
                                         Deposit Insurance Act (12 U.S.C.
                                         1813);

                           (i)      [ ]  A church plan that is excluded
                                         from the definition of an
                                         investment company under section
                                         3(c)(14) of the Investment Company Act
                                         of 1940 (15 U.S.C. 80a-3);

                           (j)      [ ]  Group, in accordance with Rule
                                         13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

       (a) Amount Beneficially Owned: Each of the Reporting Persons may be deemed to own beneficially 756,604 shares of Common Stock at December 31, 1998. BPAM owns of record 756,604 shares of Common Stock. As sole general partner of BPAM, Boston Partners may be deemed to own beneficially all of the shares of Common Stock that BPAM may be deemed to own beneficially. As principal stockholder of Boston Partners, Mr. Heathwood may be deemed to own beneficially all of the Common Stock that Boston Partners may be deemed to own beneficially. Therefore, each of the Reporting Persons may be deemed to own beneficially 756,604 shares of Common Stock of the Issuer.

       (b) Percent of Class: 2.1% for all Reporting Persons. The foregoing percentage is calculated based on the 36,430,906 shares of Common Stock reported to be outstanding on November 3, 1998 as reported on the Form 10-Q for the quarter ended September 30, 1998.

       (c)        Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 shares for all Reporting Persons.

                  (ii) shared power to vote or to direct the vote: 756,604 shares for all Reporting Persons.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons.

                  (iv) shared power to dispose or to direct the disposition of: 756,604 shares for all Reporting Persons.

                  Pursuant to Rule 13d-4, each of Boston Partners and Mr. Heathwood expressly disclaims beneficial ownership of any shares of Common Stock of the Issuer.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock of the Issuer, check the following [ X ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  BPAM holds all of the above 756,604 shares under management for its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. None of these clients holds more than five percent of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable. BPAM, Boston Partners and Mr. Heathwood expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  February 12,1999


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:      Boston Partners, Inc.,
         its general partner


         By:
                  /s/ William J. Kelly
                  --------------------
                  William J. Kelly
                  Treasurer and Senior Vice President


BOSTON PARTNERS, INC.


         By:
                  /s/ William J. Kelly
                  --------------------
                  William J. Kelly
                  Treasurer and Senior Vice President



/s/ William J. Kelly
--------------------
Desmond John Heathwood
by:      William J. Kelly
         Attorney-in-Fact*


* Signed pursuant to a Power of Attorney executed by Desmond John Heathwood, a copy of which is filed herewith.

                                                                      Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Equity Inns, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 12th day of February, 1999.

BOSTON PARTNERS ASSET MANAGEMENT, L.P.


By:      Boston Partners, Inc.
         its general partner


         By:      /s/ William J. Kelly
                  --------------------
                  William J. Kelly
                  Treasurer and Senior Vice President


BOSTON PARTNERS, INC.


         By:      /s/ William J. Kelly
                  --------------------
                  William J. Kelly
                  Treasurer and Senior Vice President



/s/ William J. Kelly
--------------------
Desmond John Heathwood
by:      William J. Kelly
         Attorney-in-Fact*


* Signed pursuant to a Power of Attorney executed by Desmond John Heathwood, a copy of which is filed herewith.